Exhibit 10.8

English Summary of Guaranty Contract of Maximum Amount (Version for Individual)( the “Contract”) Entered into by and between Guo Dishan (“Guarantor”) and Shenzhen Branch, Construction Bank of China ("the Creditor") dated October 23, 2009

Main contents:

  Guaranty Contract number: Bao Cheng 0572009727.

  Guo Dishan undertakes to assume joint and several liabilities for Shenzhen Junlong Culture Communication Co., Ltd. (the “Obligor”)’s indebtedness towards Construction Bank of China under the Small Enterprise Small Amount Credit Loan Contract without Mortgage (Contract number ECheng 0572009727) and the maximum amount secured is RMB 1.2 million.

  Guaranty Responsibility: The guaranty under this Contract shall be guaranty with joint and several liabilities. The Guarantor is obligated to pay off the debt in the event the Obligor is unable to pay off the debt (including the Creditor declares the debt becomes mature in advance to its original expiry date due to default of the Obligor or the Guarantor).

  Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.

  Guaranty period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of relevant agreements entered into under the Contract.

Headlines of the articles omitted:

  Independence of guaranty contract

  Revision of master contract

  Representation and warranty of guarantor

  Miscellaneous